Exhibit 99.1

FOR IMMEDIATE RELEASE

LatAmGrowth SPAC Announces Pricing of

$130,000,000 Initial Public Offering

New York, NY, January 24, 2022 — LatAmGrowth SPAC (the “Company”) announced today that it priced its initial public offering of 13,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbol “LATGU” beginning on January 25, 2022. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on the Nasdaq under the symbols “LATG” and “ LATGW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is led by Chairman of the Board Eduardo Cortina, Chief Investment Officer Gerardo Mendoza Llanes and Chief Executive Officer Gerard Cremoux. The Company intends to focus its search on high growth companies in Latin America, including Brazil, as well as businesses in the United States that cater to the Hispanic community: (1) with significant technological advantages, and/or (2) that are well positioned to benefit from the favorable structural and secular trends of the emerging middle class.

BofA Securities and Banco BTG Pactual S.A. — Cayman Branch, are acting as the book-running managers. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,950,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from BofA Securities, Inc. at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department, or email dg.prospectus_requests@bofa.com or from Banco BTG Pactual S.A. – Cayman Branch at 601 Lexington Avenue, 57th Floor, New York, New York 10022, Attention: Prospectus Department, or email at: OL-BTGPactual-ProspectusDepartment@btgpactual.com.

The registration statement relating to the securities became effective on January 24, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. Any forward-looking statement in this press release speaks only as to the date of this press release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors

LatAmGrowth SPAC

Gerard Cremoux

Chief Executive Officer & Chief Financial Officer

cremoux@latamg.com